News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

CONTACT: Keith Price

330-796-1863

FOR IMMEDIATE RELEASE

Goodyear Announces Senior Finance Leadership Change
• Darren Wells Named CFO, Replacing Mark Schmitz

AKRON, Ohio, October 17, 2008 – The Goodyear Tire & Rubber Company today announced that W. Mark Schmitz, executive vice president and chief financial officer, has elected to leave the company to pursue other interests. Darren R. Wells, previously senior vice president of finance and strategy, has been named to replace Schmitz as CFO effective immediately, according to Robert J. Keegan, chairman and chief executive officer.

Schmitz, 57, served the company as chief financial officer for the past 14 months. Wells, 42, was one of the key leaders and architects of the company’s financial restructuring since joining the company from Visteon Corp. six years ago as Goodyear’s vice president and treasurer. Wells was promoted to senior vice president business development and treasurer in May 2005, and to his most recent position in March 2007.

“The innovative plans to restructure our balance sheet executed under Darren’s leadership served as the foundation of the company’s rebirth as a stronger, more respected competitor in the tire industry,” Keegan said. “As chief financial officer, Darren will use his outstanding business and financial skills and strong leadership capabilities to generate shareholder value.”

A native of Indianapolis, Wells earned his bachelor of arts degree from DePauw University in Greencastle, Indiana, and his MBA in finance from Indiana University. He held positions of increasing importance in 10 years at Ford Motor Company, including assignments in Australia for Ford Credit and Ford Investment Enterprises. He returned to the U.S. in 2000 as assistant treasurer of Visteon.

Schmitz was previously with Tyco International’s Fire and Security segment as vice president and chief financial officer for four years prior to joining Goodyear.

“We appreciate Mark’s contributions during a challenging period in our industry and in the global economy, and wish him well in the next phase of his career,” Keegan said.

Goodyear is one of the world’s largest tire companies. Fortune magazine named Goodyear the World’s Most Admired Motor Vehicle Parts Company in its 2008 list of the World’s Most Admired Companies. The publication ranked Goodyear No. 1 in innovation, people management, use of assets and global orientation. The company is also listed on Forbes magazine’s list of the Most Respected Companies in America and its list of the Most Trustworthy Companies in America and CRO magazine’s ranking of the 100 Best Corporate Citizens. Goodyear employs about 70,000 people and manufactures its products in more than 60 facilities in 25 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.

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